Exhibit 99.1

FOR RELEASE FEBRUARY 26, 2003
For more information contact: Luther Nussbaum Chairman & CEO First Consulting Group 562-624-5221 lnussbaum@fcg.com
Thomas A. Reep Vice President, Finance & Investor Relations First Consulting Group 562-624-5250 treep@fcg.com

FIRST CONSULTING GROUP ANNOUNCES KEY APPOINTMENTS

•                  Michael P. Downey Appointed to Board and as Chair of Audit Committee

•                  Guy L. Scalzi Promoted to Senior VP and GM of FCG’s Outsourcing Services Group

Long Beach, Calif. (Feb 26, 2003) – First Consulting Group (FCG), (NASDAQ: FCGI), today announced the appointment of Michael P. Downey to its Board of Directors and as Chair of the Board’s Audit Committee.  Mr. Downey brings over 30 years of management experience, primarily relating to financial operations, to the FCG Board.

“We are extremely pleased to add Mike Downey as a member of the Board,” said Luther Nussbaum, FCG’s Chairman and Chief Executive Officer. “His strong financial and management experience, business acumen and experience as a public company financial officer and director, including as an audit committee chair, will allow him to serve an important role for our firm and stockholders, particularly in an era where increased clarity in corporate disclosure and governance is key.”

Mr. Downey is a private investor and executive consultant.  Currently, he serves as Chairman of the Board of Directors of Artisoft, Inc. (NASDAQ: ASFT), a provider of computer telephony solutions for businesses based in Cambridge, Mass., and as a Director and Chair of the Audit Committee of Emulex Corp. (NYSE: ELX), a Costa Mesa, Calif., maker of software and hardware-based network-access products.  Mr. Downey formerly was Executive Vice President and Chief Financial Officer at Nellcor Puritan Bennett (NPB), a medical manufacturer, where he served in executive positions from 1986 through 1997 and was responsible for managing the company’s financial and information technology operations.  He was an integral part of NPB’s senior executive team and provided leadership in significant business development and merger and acquisitions activities.  He retired from NPB in 1997 upon its acquisition by Mallinckrodt.  Prior to NPB, Mr. Downey served as Vice President of Finance for Shugart Corp., a manufacturer and distributor of computer disk drives, and in accounting management positions with General Motors Corp.  Mr. Downey, 55, has a BS degree in Business Management from San Jose State University and an MBA from Santa Clara University.  The FCG Board of Directors has determined that Mr. Downey is an “audit committee financial expert,” and he is “independent,” as those terms are defined in the applicable rules and regulations of the Securities Exchange Act of 1934, as amended.

The company also today announced the appointment of Guy L. Scalzi as Senior Vice President and General Manager of FCG’s Outsourcing Services group.  Previously, Mr. Scalzi served in the chief operating officer role for FCG Management Services, with oversight responsibility for FCG’s six IT-outsourcing client engagements as well as initiatives to expand FCG’s offerings in these accounts.  Mr. Scalzi has over 31 years management experience, the last 10 managing IT operations in the healthcare industry.  Prior to joining FCG in January 2000, Mr. Scalzi served as Senior Vice President and CIO of the New York Presbyterian Healthcare System, Director of IS Planning at New York Hospital-Cornell Medical Center and CIO for The Hospital for Joint Diseases at the NYU Medical Center.  Significantly, his promotion to leadership of the Outsourcing Services group allows Steven Heck, FCG’s President, to focus his talents on building large, multi-discipline client engagements on a firm-wide basis.

“We are pleased to have someone of Guy Scalzi’s immense talents and experience assume overall leadership of our Outsourcing Services group,” said Mr. Nussbaum. “As we build broad skills in many disciplines, we find that many clients want large integrated solutions.  For example, healthcare providers often seek cost reduction through outsourcing.  That savings is then reinvested in revenue-cycle improvement, which generates cash to invest in a major clinical implementation and transformation.  These project opportunities are especially promising in healthcare delivery and life sciences.  Steve Heck will now focus his vast experience and client relationship skills on realizing this potential for FCG,” said Mr. Nussbaum.

About First Consulting Group

FCG is a leading provider of consulting, technology, applied research and outsourcing services for healthcare, pharmaceutical and other life sciences organizations throughout North America, Europe and Asia. The firm’s services increase clients’ operations effectiveness, resulting in reduced costs, improved customer service, enhanced quality of patient care, and more rapid introduction of new pharmaceutical compounds.  For more information about FCG, visit www.fcg.com or call 800-345-0957.

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